Exhibit (4)(e)

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of February l, 1999 among 360 Communications Company, a Delaware corporation (“360”), ALLTEL Corporation, a Delaware corporation (“ALLTEL”), and Citibank, N.A. as trustee (the “Trustee”).

WHEREAS, 360 has executed and delivered to the Trustee an Indenture (the “1996 Indenture”), dated as of March 7, 1996, providing for the issuance of the 2003 Senior Notes and the 2006 Senior Notes;

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of March 16, 1998 among 360, ALLTEL and Pinnacle Merger Sub, Inc., 360 became a wholly owned subsidiary of ALLTEL Corporation effective as of July 1, 1998 (the “Merger”);

WHEREAS, the Merger complies with the provisions of Section 6.01 of the 1996 Indenture;

WHEREAS, Section 10.01 of the Indenture permits 360 and the Trustee to amend the Indenture without prior notice to or consent of any Securityholder for the purposes of adding guarantees with respect to the Securities and making any change that does not adversely affect the rights of any Securityholder in any material respect;

WHEREAS, 360 proposes in and by this First Supplemental Indenture to supplement and amend the 1996 Indenture in certain respects as it applies to the Securities issued thereunder;

WHEREAS, ALLTEL desires to unconditionally and irrevocably guarantee the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of 360 under the 1996 Indenture and the Securities, and the full and punctual performance within applicable grace periods of all other obligations of 360 under the 1996 Indenture; and

WHEREAS, 360 and ALLTEL have requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make the guarantee provided for herein the valid obligation of ALLTEL and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, 360, ALLTEL and the Trustee hereby agree that the following Sections of this First Supplemental Indenture supplement the 1996 Indenture with respect to Securities issued thereunder:

SECTION 1.   Definitions.   Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the 1996 Indenture.

SECTION 2.   The Guarantee.

(a)            ALLTEL irrevocably and unconditionally guarantees (the “Guarantee”), to each Holder of Securities and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of 360 under the 1996 Indenture and the Securities, and (ii) the full and punctual performance within applicable grace periods of all other obligations of 360 under the 1996 Indenture and the Securities.

(b)            ALLTEL further agrees that the Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c)            The obligation of ALLTEL to make any payment hereunder may be satisfied by causing 360 to make such payment.

SECTION 3.   SEC Reports:   Reports to Securityholders.   Section 3.10 of the 1996 Indenture is amended and restated in its entirety as follows:

(a)           ALLTEL shall make available without cost to each Holder and shall file with the Trustee within 15 days after ALLTEL files with or furnishes them to the SEC, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, which ALLTEL is required to file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.  ALLTEL also shall comply with the other provisions of TIA § 3l4(a).

(b)          So long as any of the Securities remain outstanding, if ALLTEL is not required to file reports with the SEC, ALLTEL shall nevertheless prepare such reports, information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and the rules and regulations promulgated thereunder and applicable to a U.S. corporation subject to such Sections and rules and regulations thereunder, including, without limitation, reports containing the information that would be required to be included in a Report on Form 8-K (with respect to current reports), a Report on Form 10-Q (with respect to quarterly reports) and a Report on Form 10-K (with respect to annual reports).  ALLTEL shall also prepare, on an annual basis, complete audited consolidated financial statements containing the information that otherwise would be required to be in annual financial statements filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.  All financial statements herein described shall be prepared in accordance with GAAP consistently applied (except as otherwise noted therein) and except for changes with which ALLTEL’s independent public accountants concur and except that quarterly statements may be subject to year-end adjustments.  ALLTEL shall cause a copy of such reports to be filed with the Trustee and shall cause copies of such reports (or summaries thereof) to be mailed directly to each of the Holders of the Securities within 60 days after the close of each of the first three quarters of each fiscal year and within 120 days after the close of each fiscal year, at such Holder’s last address appearing on the register of the Securities.  In addition, ALLTEL will file a copy of all such aforementioned information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

SECTION 4.   Termination of 360 Reports.   The provisions of this First Supplemental Indenture are intended to, and shall have the effect of, terminating any obligation of 360 arising under the 1996 Indenture to (i) prepare such reports, information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and the rules and regulations promulgated thereunder and applicable to a U.S. corporation subject to such Sections and rules and regulations thereunder, (ii) prepare, on an annual basis, complete audited consolidated financial statements containing the information that otherwise would be required to be in annual financial statements filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, (iii) cause a copy of any such reports to be filed with the Trustee and mailed directly to each of the Holders of the Securities, and (iv) file a copy of all such aforementioned information and reports with the SEC and make such information available to securities analysts and prospective investors upon request.

SECTION 5   Financial Information.   ALLTEL shall provide in the notes to its financial statements summarized financial information with respect to 360 pursuant to Rule l-02(bb) of Regulation S-X during any period in which 360 would be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

SECTION 6.   Concerning the Trustee.   The Trustee accepts the provisions of this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture as amended by this First Supplemental Indenture.

SECTION 7.   Indenture Confirmed.   This First Supplemental Indenture shall be construed as supplemental to the 1996 Indenture and shall form a part of it, and the 1996 Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

SECTION 8.   Governing Law.   This First Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State without reference to principles of conflicts of laws.

SECTION 9.   Counterparts.   This First Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

SECTION 10.  Headings.   The headings of this First Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 11.  Separability.   In case any one or more of the provisions contained in this First Supplemental Indenture or in the Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Securities, but this First Supplemental Indenture and the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 12.  Benefits of Indenture.   Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, their successors hereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

360 COMMUNICATIONS COMPANY

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	Sr. VP Finance

ALLTEL CORPORATION

By:	/s/ Dennis J. Ferra
Name:	Dennis J. Ferra
Title:	SVP CFO

CITIBANK, N.A., AS TRUSTEE

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President